UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

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Thermoview Industries, Inc
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ThermoView Industries, Inc.
5611 Fern Valley Road
Louisville, KY 40222

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2004

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the "Annual Meeting") of ThermoView Industries, Inc. (the "Company") will be held on May 12, 2004 at 10:00 a.m. at Hurstbourne Country Club, 9000 Hurstbourne Club Lane, Louisville, Kentucky 40222.

        Holders of Common Stock, $.001 par value, of the Company (the "Common Stock") will vote:

  1.
  To elect two members to Class II of the Board of Directors.

  2.
  To consider and act upon such other matters as may properly come before the Annual Meeting or any adjournment thereof.

        Action may be taken on the foregoing matters at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be postponed or adjourned.

        The Board of Directors has fixed the close of business on March 31, 2004 as the record date (the "Record Date") for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. Only stockholders of record of the Company's Common Stock at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        You are requested to fill in and sign the enclosed Proxy Card, which is being solicited by the Board of Directors, and to mail it promptly in the enclosed postage-prepaid envelope. Any proxy may be revoked by notice to the Secretary of the Company or by delivery of a later dated proxy. Stockholders of record who attend the Annual Meeting may vote in person, even if they have previously delivered a signed proxy. Stockholders that are not in possession of a physical stock certificate, such as stock held in "street name" or in a brokerage account, must present evidence of ownership as of the record date.

                      By Order of the Board of Directors

                      Charlton C. Hundley
                      Secretary

April 8, 2004
Louisville, Kentucky

THERMOVIEW INDUSTRIES, INC.
5611 Fern Valley Road
Louisville, Kentucky 40228

PROXY STATEMENT

        We are furnishing this proxy statement in connection with the solicitation of proxies on behalf of the Board of Directors of ThermoView Industries, Inc., a Delaware corporation, for use at our annual meeting of stockholders. We will hold the meeting at 10:00 a.m., eastern daylight time, on Tuesday, May 12, 2004, at the Hurstbourne Country Club, 9000 Hurstbourne Club Lane, Louisville, Kentucky, and at any and all adjournments of the meeting, for the purposes we have described in the notice of the meeting. We are mailing this proxy statement and the accompanying form of proxy to stockholders commencing on or about April 12, 2004.

Proxies

        We will vote the shares represented by duly executed proxies in the accompanying form received prior to the meeting and not revoked at the meeting or at any adjournments within 120 days after the adjournment of the meeting in accordance with the choices specified on the ballot. If you do not specify any choices, the proxies named in the form of proxy intend to vote:

  •
  For the nominees for election as directors.

        You may revoke your proxy by:

  •
  giving written notice of your revocation to the secretary of ThermoView before the meeting;

  •
  delivery of a duly executed proxy bearing a later date; or

  •
  by voting in person at the meeting.

        Attendance at the meeting will not have the effect of revoking a proxy unless you notify the secretary of the meeting in writing prior to voting of the proxy at the annual meeting.

Expenses of Soliciting Proxies

        We will bear the expenses of soliciting proxies for the annual meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. In addition to the solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies. We will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which shares other persons beneficially own, to send this proxy material to and obtain proxies from the beneficial owners, and will reimburse the holders for their reasonable expenses.

Quorum and Voting

        The presence in person or by proxy of stockholders holding a majority of our outstanding shares of common stock entitled to vote will constitute a quorum for the transaction of all business at the annual meeting. You may withhold authority to vote for all nominees for directors or may withhold authority to vote for individual nominees for directors.

        We will treat votes withheld from the election of any nominee for director and abstentions from any other proposal as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but we will not count those votes in the number of votes cast on any matter. Shares represented by broker non-votes are counted in determining the quorum at the meeting, but are not counted for voting purposes.

Voting Securities

        Only stockholders of record at the close of business on March 31, 2004 may vote at the annual meeting or any adjournments within 120 days of the meeting. On March 31, 2004, we had 8,638,716 shares of our common stock outstanding and entitled to vote at the annual meeting. Each share of common stock entitles the holder to one vote on all matters presented at the annual meeting.

        The following table sets forth information regarding beneficial ownership of our common stock as of March 31, 2004 for:

  •
  each executive officer and director of ThermoView;

  •
  each person known by us to own of record or beneficially more than 5% of the outstanding shares of our common stock; and

  •
  all executive officers and directors of ThermoView as a group.

        In accordance with the SEC's rules, the following table gives effect to the shares of common stock that could be issued upon the exercise of outstanding options and warrants within 60 days of March 31, 2004. Unless otherwise indicated, each of the persons named in the following table has sole voting, conversion and investment power with respect to the shares owned.

Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class(1)
GE Capital Equity Investments, Inc.(2)	1,788,217	17.2
Charles L. Smith(3)	1,340,771	14.3
James T. Kelly(4)	912,300	10.6
Rodney H. Thomas(5)	880,948	9.3
Stephen A. Hoffmann(6)	442,315	4.9
Robert L. Cox(7)	259,641	3.0
Raymond C. Dauenhauer, Jr(8)	164,843	1.9
James J. TerBeest(9)	69,116	*
Ronald L. Carmicle(10)	58,158	*
J. Sherman Henderson III(11)	56,325	*
Bruce C. Merrick(12)	54,380	*
George T. Underhill, III(13)	78,214	*
Jeffrey L. Fisher(14)	26,281	*
All directors and executive officers as a group (11 persons)(15)	3,418,543	31.3

*
Less than 1% of total.

(1)
Based on 8,638,716 shares of common stock outstanding, plus, for each individual or entity, the number of shares of common stock that each individual or entity may acquire upon the exercise of stock options or warrants or conversion of convertible securities within 60 days of March 31, 2004.

(2)
Represents shares issuable upon exercise of outstanding warrants. GE Capital Equity Investments, Inc. is a subsidiary of General Electric Company. GE Capital Equity Investments, Inc.'s address is 120 Long Run Road, Stamford, Connecticut 06927.

(3)
Includes 378,833 shares issuable upon exercise of outstanding stock options granted to Mr. Smith. Includes 390,677 shares issuable upon exercise of a warrant issued to Mr. Smith. Mr. Smith's address is ThermoView Industries, Inc., 5611 Fern Valley Road, Louisville, Kentucky 40228.

(4)
Mr. Kelly's address is 218 4th Ave., Newtown Square, Pennsylvania 19603.

(5)
Includes 421,000 shares issuable upon exercise of outstanding stock options granted to Mr. Thomas. Includes 459,948 shares issuable upon exercise of a warrant issued to Mr. Thomas. Mr. Thomas resigned as a director effective May 2003. Mr. Thomas' address is 13397 Lakefront Drive, earth City, MO 63045.

(6)
Includes 304,667 shares issuable upon exercise of outstanding stock options granted to Mr. Hoffmann. Includes 23,698 shares issuable upon the exercise of a warrant issued to Mr. Hoffmann. Includes 33,333 shares owned by Founders Group, LLC, a limited liability company in which Mr. Hoffmann owns one-third of the outstanding ownership interest. Mr. Hoffmann's address is ThermoView Industries, Inc., 5611 Fern Valley Road, Louisville, Kentucky 40228.

(7)
Includes 25,334 shares issuable upon exercise of outstanding stock options granted to Mr. Cox. Includes 45,573 shares issuable upon the exercise of a warrant issued to Mr. Cox.

(8)
Includes 39,111 shares issuable upon exercise of outstanding stock options granted to Mr. Dauenhauer. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Dauenhauer.

(9)
Includes 56,667 shares issuable upon exercise of outstanding stock options granted to Mr. TerBeest. Includes 9,115 shares issuable upon the exercise of a warrant issued to Emerging

  Business Systems, LLC, of which Mr. TerBeest is a member. Mr. TerBeest resigned as Chief Financial Officer effective September 2003.

(10)
Represents shares held by Lyncar Enterprises, Inc., of which Mr. Carmicle owns 100% with his spouse. Includes 35,111 shares issuable upon exercise of outstanding stock options granted to Mr. Carmicle. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Carmicle. Mr. Carmicle resigned as a director effective November 2003.

(11)
Includes 41,611 shares issuable upon exercise of outstanding stock options granted to Mr. Henderson. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Henderson.

(12)
Includes 28,000 shares issuable upon exercise of outstanding stock options granted to Mr. Merrick. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Merrick.

(13)
Includes 25,334 shares issuable upon exercise of outstanding stock options granted to Mr. Underhill. Includes 6,380 shares issuable upon the exercise of a warrant issued to Mr. Underhill.

(14)
Includes 16,666 shares issuable upon exercise of outstanding stock options granted to Mr. Fisher. Includes 9,115 shares issuable upon the exercise of a warrant issued to Emerging Business Systems, LLC, of which Mr. Fisher is a member.

(15)
Includes 2,333,245 shares issuable upon exercise of outstanding stock options and warrants owned by all directors and officers as a group which vest within 60 days of March 31, 2004.

PROPOSAL 1:

Election of Directors

        The first proposal on the agenda for this year's annual meeting involves the election of three directors to serve as Class II directors. The Board of Directors currently consists of seven directors divided into three classes, serving staggered three-year terms. The two Class II directors will serve for a three-year term beginning at the meeting and expiring at the 2007 annual meeting of stockholders or until succeeded by another qualified director who the stockholders have properly elected. The nominees for election as Class II directors are J. Sherman Henderson, III and George T. Underhill, III. Any alteration, amendment or repeal of the staggered board requirement in our restated certificate of incorporation would require the affirmative vote of stockholders owning at least 66 2/3% of the total shares outstanding and entitled to vote generally in the election of directors, voting together as a single class.

        We will vote your shares as you specify when providing your proxy. If you do not specify how you want your shares voted when you provide your proxy, we will vote them for the election of all nominees. If unforeseen circumstances, such as death or disability, make it necessary for the Board of Directors to substitute another person for any of the nominees, we will vote your shares for that other person.

        Following is the principal occupation with ThermoView, age and other information for each director nominee and other directors serving unexpired terms.

Class II nominees for election at this meeting to a term expiring in 2007:

Name	Age	Position
J.Sherman Henderson, III	61	Director
George T. Underhill, III	48	Director

Nominees for Class II Directors—Terms Expiring in 2007:

        J. Sherman Henderson, III.    Mr. Henderson has served as a director of ThermoView since August 1998. Mr. Henderson has served as President and Chief Executive Officer of Lightyear Network Solutions, formerly known as Lightyear Communications and UniDial Communications, a telecommunications company, since August 1993. On April 26, 2002, Lightyear filed a petition under Chapter 11 of the US Bankruptcy Code in the US Bankruptcy Court of the Western District of Kentucky in Louisville. Mr. Henderson is also a founder, President and Chief Executive Officer of UniDial Direct, which sells commercial telecommunication products. Mr. Henderson currently serves as the Chairman of Comptel Ascent, formerly known as the Telecom Resellers Association, a national trade organization. Mr. Henderson received a B.S. in Business Management from Florida State University in 1965.

        George T. Underhill, III.    Mr. Underhill has served as a director of ThermoView since October 2000, and is currently Chairman of the ThermoView Audit Committee. Mr. Underhill is the treasurer of Underhill Associates, located in Louisville, Kentucky and is a partner in numerous real estate entities. Mr. Underhill received a B.A degree in Business and Accounting from Miami University of Ohio in 1977 and received a J.D degree from the University of Louisville in 1980. Mr. Underhill maintains a license for the practice of real estate, and in the past has practiced both as a certified public accountant and as an attorney in the Commonwealth of Kentucky. Mr. Underhill also maintains director positions with numerous charitable and civic organizations located within the Louisville, Kentucky metropolitan area.

        The Board of Directors recommends a vote FOR the above nominees.

Class III directors whose terms continue until 2005:

Name	Age	Position
Robert L. Cox	61	Director
Stephen A. Hoffmann	58	Director
Charles L. Smith	50	Director

Class III Directors—Terms Expiring in 2005:

        Robert L. Cox.    Mr. Cox has served as a director of ThermoView since March 2001. Mr. Cox was the founder of the predecessor of Rolox, Inc. in 1973 and of Precision Window Mfg., Co., in 1991. Mr. Cox was a director of Mark Twain Bank and was President of the Great Kansas City Home Improvement Contractors Association. Mr. Cox also served as President of the Doers Association.

        Stephen A. Hoffmann.    Mr. Hoffmann has served as Chairman of the Board of ThermoView since April 1998, and served as Chief Executive Officer from April 1998 to August 2000. From May 1992 to February 1997, Mr. Hoffmann, a co-founder of AccuStaff Incorporated, served in various positions with AccuStaff including Vice Chairman and Vice President of Acquisitions. AccuStaff is now known as Modis Professional Services, Inc., a New York Stock Exchange listed temporary staffing company based in Jacksonville, Florida. Mr. Hoffmann was also a co-founder of MetroTech, Inc., a predecessor entity to AccuStaff. Additionally, Mr. Hoffmann has been a member of The Founders Group LLC, a Louisville, Kentucky based venture capital firm, since 1997. Mr. Hoffmann received a B.S. in Commerce, with a major in Accounting, from the University of Louisville in 1972.

        Charles L. Smith.    Mr. Smith has served as Chief Executive Officer since January 2001. Mr. Smith has also served as President and director of ThermoView since July 2000 and formerly served as a director from May 1998 to February 2000 and as its Chief Operating Officer from June 1999 to February 2000. Mr. Smith served as Vice President-Manufacturing Operations from November 1998 to June 1999. Mr. Smith founded in 1982 and was the President of Primax Window Co. until its acquisition by ThermoView, at which time he became Primax's Vice President. Mr. Smith is also the founder and President of Bee Line Courier Service, a courier service based in Louisville, Kentucky. Mr. Smith was the President of Achievers Association, a window association of manufacturers, dealers and retailers, from 1990 to 1995.

Class I directors whose terms continue until 2006

Name	Age	Position
Raymond C. Dauenhauer, Jr.	60	Director
Bruce C. Merrick	52	Director

Class I Directors—Terms Expiring in 2006:

        Raymond C. Dauenhauer, Jr.    Mr. Dauenhauer has served as a director of the Company since March 1, 2000. Mr. Dauenhauer served as Chief Executive Officer of Dauenhauer & Son Plumbing and Piping, Inc., a Louisville, Kentucky based plumbing operation from July 1977 to September 1999. Mr. Dauenhauer currently serves as Chief Executive Officer of Palladium Communications (OTC BB: PDMC.OB) a multi-state licensee of telecommunications, and a Director of First Bank of Louisville, Kentucky and is a life member of the Board of Directors for the Louisville Association of Home Builders. Additionally, Mr. Dauenhauer served as Past President and currently serves as a Director of the Cerebral Palsy Kids Center. Mr. Dauenhauer has held numerous offices, including Presidency, in state and national associations of the plumbing, heating and cooling industry, and is a recipient of the "Distinguished Citizen" award from the City of Louisville.

        Bruce C. Merrick.    Mr. Merrick has served as a Director of ThermoView since July 2000. Mr. Merrick is the Chairman of Dant Clayton Corporation, a private manufacturer of spectator seating located in Louisville, Kentucky, which he founded in 1979. Mr. Merrick is currently a member of several national and widely-known Boards, including D.D. Williamson, the global manufacturer of caramel coloring; Western Kentucky University's Board of Advisors; Actor's Theatre of Louisville's President; Custom Quality Services—Metro United Way Agency; and the Western Kentucky University Student Life Foundation. In addition to his professional and philanthropic duties, Mr. Merrick was recognized as Entrepreneur of the Year for the Manufacturing Division of Kentucky and Southern Indiana.

Meetings of the Board

        The Board of Directors meets on a quarterly basis and at other times from time to time. The Board of Directors also undertakes action by unanimous written consent as permitted by Delaware law.

In 2003, the Board of Directors met four (4) times. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served during the period in which they held office.

Code of Ethics Disclosure

        The Board of Directors has adopted a Code of Ethics that applies to ThermoView's principal executive officer, principal financial officer, or persons performing similar functions. A copy of the Code of Ethics is posted on the internet at our web site www.thv.com. A copy of our Code of Ethics will be provided to any person without charge, upon written request addressed to our corporate Secretary at PO Box 34749, Louisville, Kentucky 40232.

Section 16(a) Beneficial Ownership Reporting Compliance

        To the knowledge of ThermoView, no person who was a director, executive officer, or beneficial owner of more than 10% of our equity securities registered pursuant to Section 12 of the Exchange Act failed to file on a timely basis a Form 3, 4 or 5 required by Section 16(a) for the most recent fiscal year.

Committees of the Board and Nomination Committee Disclosure

        The Board of Directors has an audit committee, compensation committee, and executive committee. Nominations for membership to the Board of Directors originate from the executive committee and are approved by a majority of independent directors, as further described below under Executive Committee.

        Audit Committee.    The Board of Directors established its audit committee in December 1998. This committee reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the recommendation of ThermoView's independent auditors, the scope of the annual audits, fees that ThermoView agrees to pay to the independent auditors, the performance of ThermoView's independent auditors and the accounting practices of ThermoView. The members of the audit committee are Messrs. Underhill, Merrick and Dauenhauer. The Audit Committee held four meetings during the most recent fiscal year and meets on no less than a quarterly basis. The members of the audit committee are independent for purposes of the listing standards of the American Stock Exchange. For purposes of compliance with Section 407 of the Sarbanes Oxley Act, the Board of Directors has determined that Mr. Underhill is a financial expert, and is independent, as defined by listing standards promulgated by the American Stock Exchange.

        Compensation Committee.    The Board of Directors established the compensation committee in December 1998. This committee determines the salaries and benefits, including stock option grants, for ThermoView's employees, consultants, directors and other individuals. The compensation committee also administers ThermoView's compensation plans. The Compensation Committee held two meetings during the most recent fiscal year. The members of the compensation committee are Messrs. Merrick, Dauenhauer and Hoffmann.

        Executive Committee and Nominating Committee Disclosure.    The Board of Directors established the executive committee in April 2002. This committee assists the Chairman in matters concerning ThermoView and serves as the nominating committee for vacant positions on the Board of Directors. The members of the executive committee are Messrs. Hoffmann, Merrick and Henderson. All of the members of the committee are independent, as defined in the applicable listing standards for the American Stock Exchange. The executive committee does not currently have a charter. The committee utilizes a subjective analysis to identify and evaluate candidates to be nominated as directors, including but not limited to, general business knowledge, experience with financial reporting, interest in the Company's business and related marketing businesses, and willingness to serve. However, there are currently no minimum qualifications or standards that the Company seeks for director nominees. The Company does not engage or pay any third party to assist in the process of identifying or evaluating candidates for a director position. The Company would consider candidates for director nominees recommended by shareholders in accordance with the requirements of Delaware law. If shareholder nominations were made, the Executive Committee would perform an investigation of the candidate to determine if the candidate were qualified and would present the shareholder nomination in the proxy statement to be subject to a vote of the shareholders. The Company notifies shareholders each year of their right to offer candidates for nomination or offer other proposals by forwarding the information to the Secretary of the Company prior to the date specified in the Proxy Statement. The Secretary without prior screening would forward any shareholder communication directly to the Board at the next regularly scheduled Board meeting.

Compensation Committee Interlocks and Insider Participation

        None of the members of the compensation committee of the Board of Directors is an officer or employee of ThermoView. No executive officer of ThermoView serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving on ThermoView's compensation committee.

Compensation of Directors

        We currently pay our directors a fee of $10,000 per annum plus reimbursement for expenses incurred in connection with their services performed as directors. We also pay $2,500 per annum to members of the audit committee and $1,500 per annum to members of the compensation committee. In September 2000, the compensation committee granted to Messrs. Henderson and Dauenhauer qualified stock options to purchase, in the aggregate, 33,333 shares of common stock at $.63 per share under the 1999 stock option plan as compensation for services rendered as directors. These options are immediately exercisable in whole or in part. These options expire in May 2010. In October 2001, the compensation committee granted to our directors qualified stock options to purchase, in the aggregate, 180,000 shares of common stock at $.90 per share under the 2000 stock option plan as compensation for services rendered as directors. 106,665 of these options are immediately exercisable in whole or in part. These options expire in October 2011. In November 2002, the compensation committee granted to our directors qualified stock options to purchase, in the aggregate, 96,000 shares of common stock at $.80 per share under the 2000 stock option plan as compensation for services rendered as directors. 32,000 of these options are immediately exercisable in whole or in part. These options expire in November 2012.

Executive Compensation

        The following table sets forth all compensation awarded to, earned by or paid to ThermoView's Chief Executive Officer and the four other highest compensated executive officers as of December 31,

2003 whose annual salary and bonus exceeded $100,000 in 2003 for services rendered in all capacities to ThermoView during 2003:

Summary Compensation Table

		Annual Compensation			Long-Term Compensation Awards
Name and Principal Position	Year	Salary	Other Annual Compensation		Securities Underlying Options/SARs (# shares)	All Other Compensation
Stephen A. Hoffmann Chairman of the Board of Directors	2003 2002 2001	$0 0 0	16,672 13,629 14,642	(1)(2) (1)(2) (1)(2)	0 12,000 20,000	81,224(3 83,695(3 58,492(3	) ) )
Jeffrey L. Fisher Chief Financial Officer	2003 2002 2001	104,395 72,316 0	699 470 75,000	(4) (4) (5)	0 20,000 0	1,729(3 2,249(3 1,729(3	) ) )
James J. TerBeest(6) Former Chief Financial Officer, Former Senior Vice President	2003 2002 2001	114,254 24,473 0	65,000 2,270 75,000	(5) (7) (5)	0 70,000 0	1,729(3 2,249(3 1,729(3	) ) )
Charles L. Smith Chief Executive Officer, President	2003 2002 2001	232,482 278,640 214,455	13,386 13,629 20,537	(1)(8) (1)(8) (1)(8)	0 82,000 33,332	33,348(3 42,281(3 32,508(3	) ) )

(1)
Includes $10,000 in director fees for 2003, 2002 and 2001.

(2)
Includes $5,223 in insurance benefits for 2003, $3,629 for 2002, and $3,752 for 2001.

(3)
Represents interest paid for outstanding loan obligations associated with the restructure of our debt in March 2001.

(4)
Includes $699 in insurance benefits for 2003, $470 for 2002, and $0 for 2001.

(5)
Represents consulting fees payable to Emerging Business Solutions, LLC (EBS) related to services provided by Mr. TerBeest and Mr. Fisher. Mr. TerBeest and Mr. Fisher are members of EBS.

(6)
Mr. TerBeest resigned as Chief Financial Officer effective September 2003.

(7)
Includes $0 in automobile benefits and $2,270 in insurance benefits for 2002.

(8)
Includes $0 in automobile benefits and $3,386 in insurance benefits for 2003, $0 in automobile benefits and $3,787 in insurance benefits for 2002, and $7,015 in automobile benefits and $3,531 in insurance benefits for 2001.

Stock Option Grants

        No stock options were granted to any of the named executive officers during 2003.

Option Exercises and Holdings

        The following table sets forth information concerning the number and value of unexercised options held by each of the named executive officers at December 31, 2003.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

			Number of Securities underlying unexercised options at fiscal year end (# shares)
					Value of unexercised in-the-money options at fiscal year end(1)
	Shares acquired on exercise (# shares)
Name		Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen A. Hoffmann	0	0	0	304,667	$0	$0
Jeffrey L. Fisher	0	0	0	16,666	0	0
James J. TerBeest	0	0	0	56,667	0	0
Charles L. Smith	0	0	0	378,833	0	0

(1)
The value of the in-the-money options is based on the $.63 per share closing price of our common stock on the American Stock Exchange on December 31, 2003.

1998 Employee Stock Option Plan

        The 1998 employee stock option plan became effective as of April 15, 1998. In December 1998, our Board of Directors declared that, effective January 1, 1999, it would not grant any additional options under the 1998 employee stock option plan due to the implementation of the 1999 stock option plan. Our Board of Directors granted options to purchase 493,334 shares under the 1998 employee stock option plan at prices ranging from $3.45 to $15.93. On January 1, 1999, our Board of Directors authorized the transfer of the remaining 6,667 authorized but unissued shares reserved for the 1998 employee stock option plan to the 1999 stock option plan. The 1998 employee stock option plan provided for the granting to key employees of either incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 or non-qualified stock options under the Internal Revenue Code.

1999 Stock Option Plan

        The 1999 stock option plan became effective as of January 1, 1999. The purpose of the 1999 stock option plan is to promote the interests of ThermoView by attracting key employees and directors, providing each of its key employees and directors with an additional incentive to work to increase the value of the common stock and providing key employees and directors with a stake in the future of ThermoView which corresponds to the stake of the stockholders. ThermoView authorized for issuance a total of 833,334 shares of common stock under the 1999 stock option plan. As of December 31, 2002, our Board of Directors had granted options to purchase 968,872 shares of common stock (including shares cancelled and subsequently granted) at prices ranging from $.63 to $25.86.

        Stock Options.    Each stock option granted under the 1999 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified. The 1999 stock option plan authorizes the compensation committee to grant:

  •
  incentive stock options within the meaning of Section 422 of the Internal Revenue Code to key employees, and

  •
  non-qualified stock options under the Internal Revenue Code to key employees or non-employee directors.

        If an option granted under the 1999 employee stock option plan expires, is canceled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 1999 stock option plan. Shares underlying an option that a holder surrenders and shares used to satisfy an option price or withholding obligation will not become available for use under the 1999 stock option plan.

2000 Stock Option Plan

        The 2000 stock option plan became effective as of June 20, 2000. The purpose of the 2000 stock option plan is to promote the interests of ThermoView by attracting key employees and directors, providing each of its key employees and directors with an additional incentive to work to increase the value of the common stock and providing key employees and directors with a stake in the future of ThermoView which corresponds to the stake of the stockholders. ThermoView authorized for issuance a total of 1,400,000 shares of common stock under the 2000 stock option plan. As of December 31, 2003, our Board of Directors had granted options to purchase 1,305,665 shares of common stock (including shares cancelled and subsequently granted) at exercise prices ranging from $.80 to $1.02.

        Stock Options.    Each stock option granted under the 2000 stock option plan entitles the holder to purchase the number of shares of common stock specified in the grant at the purchase price specified. The 2000 stock option plan authorizes the compensation committee to grant:

  •
  incentive stock options within the meaning of Section 422 of the Internal Revenue Code to key employees, and

  •
  non-qualified stock options under the Internal Revenue Code to key employees or non-employee directors.

        If an option granted under the 2000 employee stock option plan expires, is canceled or is exchanged for a new option before a holder exercises the option in full, the shares reserved for the unexercised portion of the option will become available again for use under the 2000 stock option plan. Shares underlying an option that a holder surrenders and shares used to satisfy an option price or withholding obligation will not become available for use under the 2000 stock option plan.

401(K) Plan

        In January 1999, our Board of Directors created a 401(k) profit sharing plan for its employees. Participants may elect to make contributions pursuant to salary withholding not to exceed $10,000 per annum. We intend to make matching contributions on the first 25% of the first 6% of a participant's annual compensation that a participant contributes.

Employment and Consulting Agreements

        ThermoView and Mr. Smith were parties to an employment agreement governing his employment with Precision Window Mfg., Inc. The agreement expired in January 2002. The agreement provided that Mr. Smith receive a base salary of $60,000 per annum.

Certain Relationships and Related Transactions

Series D Preferred Stock

        In April 2000, we agreed to issue an aggregate of 1,439,316 shares of 12% Cumulative Series D preferred stock with a liquidation value of $5.00 per share to Rodney H. Thomas and other individuals, all of whom were prior principals of companies we acquired. We agreed to issue these shares as full payment of post closing earn-out incentives owed to these principals that were due and payable in cash and common stock and full payment of interest earned by these individuals prior to settlement of the earn-out incentives. The Series D preferred stock is senior to our common stock and is on parity with the Series E preferred stock. The Series D preferred stock will pay cumulative dividends at the rate of $.40 per share annually, as amended, subject to the legal availability to pay the dividends and the consent of our lenders. The shares of Series D preferred stock are redeemable by ThermoView for cash or common stock that equals the liquidation value of the shares redeemed, plus cumulative unpaid dividends. In September 2000, we amended the terms of the Series D preferred stock by adding a mandatory redemption provision in exchange for the deferral of dividends until October 1, 2001. The mandatory redemption provision required us to redeem 20% of the outstanding Series D preferred stock per annum beginning October 2001, and provided for a 2% increase in the dividend in the event that we were unable to redeem the required amount. In January 2001, we agreed to issue 53,400 shares of Series D preferred stock to Charles L. Smith to satisfy a post closing earn-out incentive obligation. In February 2001, 226,346 shares of Series D preferred stock were surrendered and cancelled in settlement of a disputed claim. In March 2001, we further amended the terms of the Series D preferred stock to provide for the payment of accrued dividends for the period beginning October 1, 2001 through December 31, 2002 with an equivalent amount of Series D preferred stock, and for payment of cash dividends on a quarterly basis for accrued dividends for the period beginning January 1, 2003. Also, the mandatory redemption provision, which requires 20% annual redemption of the Series D preferred stock over a period of five years, we amended to commence July 1, 2004. In March 2003, holders of the Series D preferred stock agreed to modify the terms such that cash payments will not be required until March 31, 2004, except under limited circumstances. In June 2003, ThermoView's preferred stock holders agreed to convert $1 million worth of Series D preferred stock to 680,000 common stock warrants at 28 cents per share. These warrants are exercisable through June 30, 2013 and were determined to have a fair value of $204,000. Also, the Series D preferred stock holders agreed to reduce the dividend rate on the remainder of the preferred holdings from 12% to 8%, to defer cash dividends until the Series A and B debt is retired, and to extend the date for mandatory redemption to August 31, 2006. The shares of Series D preferred stock are not convertible into common stock, have no voting rights and contain no registration rights.

Series E Preferred Stock

        In September 2000, we agreed to issue an aggregate of 300,000 shares of 12% Cumulative Series E preferred stock with a liquidation value of $5.00 per share to Rodney H. Thomas. In January 2001, we agreed to issue 36,600 shares of Series E Preferred Stock to Charles L. Smith. We agreed to issue these shares, in addition to shares of Series D preferred stock, as full payment of post closing earn-out incentives owed to these officers that were due and payable in cash and common stock and full payment of interest earned by these individuals prior to settlement of the earn-out incentives. The Series E preferred stock is senior to our common stock and is on parity with the Series D preferred stock. The Series E preferred stock will pay cumulative dividends at the rate of $.40 per share annually, as amended, subject to the legal availability to pay the dividends and the consent of our lenders. The Series E preferred stock included a provision requiring us to redeem 20% per annum of the outstanding Series E preferred stock beginning October 1, 2001, and provided for a 2% increase in the dividend in the event that we were unable to redeem the required amount. The terms of the Series E preferred stock provide for the accrual of dividends beginning with the date of issuance of Series E preferred stock, with payment commencing October 1, 2001. In March 2001, we amended the terms of the Series E preferred stock to provide for the accrual of dividends beginning with the earlier of the date of issuance of Series E preferred stock or the date of issuance of Series D preferred stock surrendered in exchange for Series E preferred stock. In addition, the amendment provided that payment for accrued dividends for the period which ends December 31, 2002 with an equivalent amount of Series E preferred stock, and for payment of cash dividends on a quarterly basis for accrued dividends for the period beginning January 1, 2003. Also, the mandatory redemption provision, which required 20% annual redemption of the Series D preferred stock over a period of five years, we amended to commence July 1, 2004. In March 2003, holders of the Series E preferred stock agreed to modify the terms such that cash payments will not be required until March 31, 2004, except under limited circumstances. In June 2003, the Series E preferred stock holders agreed to reduce the dividend rate on the remainder of the preferred holdings from 12% to 8%, to defer cash dividends until the Series A and B debt is retired, and to extend the date for mandatory redemption to August 31, 2006. The shares of Series E preferred stock are not convertible into common stock, have no voting rights and contain no registration rights.

Senior Debt, Senior Subordinated Note and Warrants

        In July 1999, we received $10.0 million in senior subordinated financing from GE Equity. Interest under the note is payable quarterly in arrears at 12% per annum, subject to substantial increases in certain circumstances. Principal under the note was originally payable in full in July 2002. We may prepay the note at a premium prior to its maturity. The note requires us to comply with affirmative and negative covenants. The note, which GE Equity extended in March 2001 until April 30, 2004, is secured by a lien on substantially all of our assets, a guarantee executed by our subsidiaries and a pledge of our ownership in our current and future subsidiaries. In conjunction with the issuance of the note, we issued to GE Equity warrants to purchase 555,343 shares of our common stock at $0.03 per share which expire during July 2007. In June 2000, the number of shares eligible for purchase by the warrant increased to 561,343 due to anti-dilution provisions contained in the warrant. We have also granted to GE Equity two demand registration rights and unlimited piggyback registration rights for the shares of common stock issuable upon exercise of the warrants.

        In August 1998, we established a $15.0 million line of credit with PNC Bank. We owed PNC Bank $14,719,991 as of December 31, 2000. Subsequent to year end, PNC exercised its right to seize $3,000,000 of collateral provided to it by four guarantors of the PNC Bank debt. Consequently, we reduced the PNC Bank debt balance to $11,719,991. The remaining balance of $11,719,991 we settled for cash of $5,250,000 and the issuance of a warrant to PNC Bank to purchase 200,000 shares of our common stock at $.28 per share. The warrant is exercisable through March 2011.

        We settled with PNC Bank by restating the original PNC Bank note and by issuing a Series A note payable to GE Equity in the amount of $3,000,000, Series B notes payable to each of the Series B lenders in the total amount of $2,250,000, and a new Series C note payable to GE Equity in the amount of $6,250,000 representing a portion of GE Equity's original $10,000,000 subordinated note. Collectively, the Series A, B and C notes represent our senior debt. Also, GE Equity agreed to add interest on this $6,250,000 senior debt and $3,750,000 subordinated note to principal through December 31, 2001. The debt that we owed GE Equity on the $10,000,000 subordinated note was reduced to $3,750,000. ThermoView also issued to the Series A and B senior lenders warrants to purchase 957,030 shares of our common stock at $.28 per share. These warrants are exercisable through March 2011. These warrants, as well as the warrant issued to PNC, have demand and piggy-back registration rights with respect to common stock underlying the warrants.

        On June 30, 2003, the Company restructured its long-term debt. GE Equity holds Series A debt, Series C debt and other subordinated debt. Under the restructuring agreements, GE Equity reduced the interest rate on both series of debt from 10% to 8% and from 12% to 8% on the subordinated debt. Additionally, GE Equity converted $1 million of the subordinated debt to 680,000 common stock warrants at 28 cents per share. These warrants are exercisable through March 22, 2013 and were determined to have a fair value of $204,000. ThermoView's debt maturities were extended by two years to June 30, 2006, and to July 31, 2006 for the subordinated debt. At December 31, 2003, $2,142,762 of Series A, $6,429,033 of Series C, and $3,989,709 of senior subordinated promissory note (an aggregate of $12,561,504) represent amounts owed to GE Equity. The aggregate face amount of all GE Equity debt before discount amounts to $12,746,759 at December 31, 2003. At December 31, 2003, the collective balance of the Series B notes was $1,596,428.

        With the exception of four persons, the Series B noteholders are our directors, officers or employees. Our directors and executive officers who are Series B noteholders include Messrs. Cox, Dauenhauer, Fisher, Henderson, Hoffmann, Merrick, Smith, TerBeest, and Underhill. Mr. TerBeest and Mr. Fisher are Series B noteholders through Emerging Business Solutions, LLC, of which they are members.

Related-Party Leases

        ThermoView and Primax share headquarters leased from Mr. Smith for $120,000 annually. The lease with Mr. Smith expires December 31, 2004.

        Rolox leases its headquarters from Mr. Cox for $100,000 annually. Rolox also leases two other facilities from entities of which Mr. Cox and his son, a Vice-President of Rolox, are affiliated for $105,192 annually.

Related-Party Notes and Loan Guarantees

        In connection with the April 2000 amendment to our PNC Bank debt, Stephen A. Hoffmann, Richard E. Bowlds, Nelson E. Clemmens and Douglas I. Maxwell, III guaranteed $3,000,000 of our PNC Bank debt for fees equal to an annual rate of 5% from April 2000 through June 2000 and 10% thereafter. In January 2001, PNC seized the collateral pledged as security by the above individuals for the loan guaranty. In March 2001, we reached settlements with Messrs. Bowlds and Hoffmann for any claims that they may hold against us regarding their loss of assets in connection with the guaranty. In November 2001, Mr. Clemmens filed a civil action to determine the right to collect the loss of his collateral from ThermoView. On September 30, 2002, the Jefferson Circuit Court issued an order of summary judgment stating that Clemmens could not assert a claim for repayment until the debt was ultimately satisfied. Clemmens filed a motion with the court to reconsider the September 30, 2002, ruling. On February 26, 2003, the Jefferson Circuit Court reversed the previous judgment granted to ThermoView and awarded judgment to Clemmens against ThermoView. ThermoView sought a reconsideration of the February 26, 2003 ruling. On May 9, 2003, the Jefferson Circuit Court upheld the previous ruling in favor of Clemmens, and entered a final appealable judgment which allowed Clemmens to seek collection against ThermoView for the loss of collateral in the amount of $500,000 plus interest at the rate of 10% annually beginning January 1, 2001 ($150,000 through December 31, 2003). On May 19, 2003, ThermoView appealed the judgment issued to Clemmens to the Kentucky Court of Appeals. ThermoView submitted its Appellant's Brief to the Kentucky Court of Appeals on December 22, 2003, and the appeal remains pending.

Company Policy

        Our audit committee, which consists of independent directors, has reviewed the lease transactions summarized above and believe that those transactions were made on terms no less favorable than terms we could have obtained from unaffiliated third parties. Our Board of Directors has not made a determination as to whether the other related-party transactions described above were made on terms no less favorable than terms we could have obtained from unaffiliated third parties. The Board of Directors has adopted a policy that any future transactions between ThermoView and its officers, directors or principal stockholders will be approved by a majority of the disinterested directors and will be on terms no less favorable than we could obtain from an unaffiliated third party. Since all directors participated in the PNC Bank restructuring as Series B noteholders the Board of Directors did not follow the policy in this instance.

Report of the Compensation Committee of the Board of Directors

        The compensation committee of the Board of Directors is comprised entirely of independent outside directors, none of whom is a current or former employee of ThermoView or its subsidiaries.

        The employment and consulting agreements for our Chief Executive Officer and the four other highest compensated executive officers and those officers no longer serving as of December 31, 2003, whose annual salary and bonus exceeded $100,000 in 2003, stipulated the compensation awarded to, earned by or paid to such executives in 2003. All such employment and consulting agreements are disclosed in this report. The Board of Directors approved all of the employment and consulting agreements, which have now expired.

        We shall assist the Board of Directors in monitoring the compensation arrangements with our senior executives. We will consider the following factors, among others, in determining appropriate compensation arrangements with our senior executives:

  •
  our desire to attract and retain the best qualified and most talented executives available in our business to lead ThermoView in the creation of shareholder value;

  •
  our desire to motivate and reward annual and long-term results achieved by the executives for our shareholders based upon corporate and individual performance; and

  •
  our desire to pay competitively as measured against other companies in our industry.

        At least annually, we will meet and review performance evaluations of the senior executives.

        During 2003, ThermoView paid $138,520 in bonuses to its senior executives.

Compensation Committee:
Raymond C. Dauenhauer, Jr.
Bruce C. Merrick
Stephen A. Hoffmann

Report of the Audit Committee of the Board of Directors

        The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

        The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of ThermoView's accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors' independence from management and ThermoView including the matters on the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

        The committee discussed with our independent auditors the overall scope and plans for their respective audits. The Chairman meets with the independent auditors, with management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The committee held four meetings during fiscal year 2003.

        In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission. The committee and the Board have also selected our independent auditors.

Audit Committee:
George T. Underhill, III, Audit Committee Chair
Bruce C. Merrick, Audit Committee Member
Raymond C. Dauenhauer, Audit Committee Member

Independent Public Accountants

        Independent Public Accountants.    The name of the principal accountant for the current fiscal year is Crowe Chizek and Company, LLC. Representatives of the principal accountant are expected to be present at the annual meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

        Audit Fees.    We estimate that the aggregate fees billed by our independent auditors for professional services rendered in connection with the audit of our annual financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, and the review of our quarterly financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2003, were approximately $165,393.

        Financial Information Systems Design and Implementation Fees.    We paid no fees in this category for the year ended December 31, 2003 to our independent auditors.

        All Other Fees.    There were aggregate fees of $30,185 for all other services rendered by our independent auditors for our most recent fiscal year. These fees include $2,000 in audit-related fees for work performed by the independent auditors with respect to an audit of our employee benefit plan and accounting consultations, as well as $10,000 for income tax compliance and $18,185 for consulting services.

Performance Graph

        The following graph sets forth the cumulative total shareholder return (assuming reinvestment of dividends) to the shareholders during the 69-month period ended December 31, 2003, as well as an overall stock market index, the Russell 2000, and ThermoView's peer group index utilized for a comparable period which we have selected on an industry basis. The component companies utilized in the Peer Group are Comfort Systems USA, Inc., Integrated Electrical Services, Nortek, Inc., and Royal Group Technologies, LTD. The market capitalization of each peer group company is weighted in the performance graph set forth below.

Comparison of Five-Year Cumulative Total Return*
ThermoView Industries, Inc., Russell 2000 Index and Peer Group
(Performance Results Through December 31, 2003)

Assumes $100 invested at the close of trading December 31, 1998 in ThermoView Industries, Inc. Common Stock, Russell 2000 Index and Peer Group.
*Cumulative total return assumes reinvestment of dividends.

Stockholder Proposals

        We must receive at our corporate office in Louisville, Kentucky, on or before December 31, 2004, any stockholder proposals intended for our 2005 annual meeting. If a stockholder desires us to include a stockholder proposal in the proxy statement and form of proxy for the 2005 annual meeting, that proposal must comply with applicable requirements of federal securities laws.

Annual Report

        Upon receipt of a written request, we will furnish, without charge, any owner of our common stock a copy of our annual report to the Securities and Exchange Commission on Form 10-K (the "10-K") for the fiscal year ended December 31, 2003, including financial statements and the schedules thereto. Copies of exhibits to the 10-K are also available upon specific request and payment of a reasonable charge for reproduction. You should direct such requests to our Secretary at the address indicated on the front of the proxy statement.

Other Matters

        Our Board of Directors knows of no business which our stockholders will consider at the annual meeting other than the proposals described in this proxy statement. However, if any other business should properly come before the annual meeting, the proxies listed in the form of proxy intend to take action relating to any other business as they determine in their best judgment.

By Order of the Board of Directors
Charlton C. Hundley Corporate Counsel and Secretary
Louisville, Kentucky April 8, 2004

PROXY

THERMOVIEW INDUSTRIES, INC.

This Proxy is Solicited on behalf of the Board of Directors

        The undersigned hereby appoints Charles L. Smith and Charlton C. Hundley, and each of them, as proxies, with full power of substitution, and authorizes them, and each of them, to vote and act with respect to all shares of Common Stock, $0.001 par value per share of ThermoView Industries, Inc., a Delaware corporation (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 12, 2004, at 10:00 A.M., at the Hurstbourne Country Club, 9000 Hurstbourne Club Lane, Louisville, Kentucky, and at any and all adjournments thereof.

        The Board of Directors recommends a vote FOR each of the following proposals:

1.	ELECTION OF DIRECTORS TO CLASS II
	☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below
NOMINEES: J. Sherman Henderson, III; George T. Underhill, III

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below. Unless authority to vote for all the nominees listed above is withheld, this proxy will be deemed to confer authority to vote for every nominee whose name is not entered below.)

2.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

The proxies shall vote such shares as specified herein. If a choice is not specified, they shall vote for the election of all nominees for directors.

Dated:	, 2004
Signature
Signature

        Name(s) should be signed exactly as shown to the left hereof. Title should be added if signing as executor, administrator, trustee, etc.

PLEASE DATE, SIGN AND RETURN THIS PROXY
PROMPTLY IN THE ACCOMPANYING ENVELOPE